Exhibit (n)(4)

Consent of Director Nominee

Freedom Capital Corporation, a Maryland corporation (the “Company”), is filing a Registration Statement on Form N-2 with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of the Company. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person who is about to become a member of the board of directors of the Company in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

___/s/ David Duhamel____________

Name: David Duhamel

Date: February 20, 2015